EuroPacific Growth Fund

March 31, 2018

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$144,000,000
K2) Maximum Fee Rate	0.394%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$247,242
Class B	$-
Class C	$1,675
Class T*	$-
Class F-1	$37,697
Class F-2	$265,665
Class F-3	$82,028
Total	$634,307
Class 529-A	$12,322
Class 529-B	$-
Class 529-C	$214
Class 529-E	$423
Class 529-T*	$-
Class 529-F-1	$1,305
Class R-1	$434
Class R-2	$1,396
Class R-2E	$1,191
Class R-3	$27,704
Class R-4	$93,792
Class R-5	$103,478
Class R-5E	$2,014
Class R-6	$747,319
Total	$991,592
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.4865
Class B	$-
Class C	$0.0687
Class T	$0.5759
Class F-1	$0.4648
Class F-2	$0.6098
Class F-3	$0.6765
Class 529-A	$0.4781
Class 529-B	$-
Class 529-C	$0.0301
Class 529-E	$0.3436
Class 529-T	$0.5622
Class 529-F-1	$0.5818
Class R-1	$0.0875
Class R-2	$0.0912
Class R-2E	$0.2765
Class R-3	$0.3187
Class R-4	$0.4818
Class R-5E	$0.6403
Class R-5	$0.6402
Class R-6	$0.6680

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$335,441
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$9,398,786
D) Long - term debt securities including convertible debt	$153,443
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$156,625,156
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$224,999
K) Receivables from affiliated persons	$0
L) Other receivables	$996,136
M) All other assets	$14,107
N) Total assets	$167,748,068
O) Payables for portfolio instruments purchased	$394,720
P) Amounts owed to affiliated persons	$86,803
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$596,723
S) Senior equity	$0
T) Net Assets of Common shareholders	$166,669,822

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000's omitted)
Class A	512,963
Class B	-
Class C	24,396
Class T*	-
Class F-1	77,748
Class F-2	456,938
Class F-3	167,133
Total	1,239,178
Class 529-A	27,243
Class 529-B	-
Class 529-C	5,077
Class 529-E	1,272
Class 529-T*	-
Class 529-F-1	2,388
Class R-1	4,837
Class R-2	14,897
Class R-2E	4,551
Class R-3	83,475
Class R-4	185,118
Class R-5	158,107
Class R-5E	10,712
Class R-6	1,214,412
Total	1,712,089

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$56.75
Class B	$-
Class C	$55.41
Class T	$56.78
Class F-1	$56.48
Class F-2	$56.61
Class F-3	$56.77
Class 529-A	$56.09
Class 529-B	$-
Class 529-C	$54.87
Class 529-E	$55.59
Class 529-T	$56.77
Class 529-F-1	$56.07
Class R-1	$54.55
Class R-2	$55.02
Class R-2E	$55.85
Class R-3	$55.56
Class R-4	$55.60
Class R-5E	$56.38
Class R-5	$56.66
Class R-6	$56.72

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$153,912,566

*Amount less than one thousand